                            OFFICER'S CERTIFICATE

                          GMAC MORTGAGE CORPORATION

      I, William J. Maguire,  hereby certify that I am the duly elected Senior
Vice President of GMAC Mortgage  Corporation (the  "Servicer"),  a corporation organized  under the laws of the  Commonwealth  of  Pennsylvania,  that I have made such reasonable  investigation as I have deemed necessary to deliver this
Certificate,  including  discussions with responsible officers of the Servicer and further certify to the best of my knowledge as follows:

            1.    A  review  of the  activities  of the  Servicer  during  the calendar year beginning  January 1, 2001 and ending on December 31, 2001
      (the  "Calendar  Year")  and  of its  performance  under  the  servicing agreements,  including the servicing  agreement  dated as of October 30,
      2001  (the  "Servicing  Agreement"),  by and  among  the  Servicer,  the
      Issuer, and the Indenture Trustee, has been made under my supervision.

            2.    To the  best of my  knowledge,  based  on such  review,  the
      Servicer  has  complied  in  all  material  respects  with  the  minimum servicing  standards set forth in the Uniform Single Attestation Program for Mortgage  Bankers and has fulfilled all of its material  obligations in all material respects throughout the Calendar Year.

      Capitalized  terms not defined herein have the meanings set forth in the
Servicing Agreement.

IN WITNESS  WHEREOF,  I have  hereunto  signed my name and affixed the seal of the Servicer.

Dated:  March 31, 2002
Re: GMACM Home Loan Trust 2001-HLTV2
                                          GMAC MORTGAGE CORPORATION

                                          By:   /s/ William J. Maguire
                                                Name:  William J. Maguire
                                                Title:  Senior Vice President